Exhibit 99.2

NEW AUG, LLC
UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008

NEW AUG, LLC
BALANCE SHEET
(UNAUDITED)
	June 30,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,000	$42,238
Investments	-	302,640
Accounts receivable	25,000	35,000
Total current assets	28,000	379,878

Property and equipment net of accumulated amortization of
$53,386 and $17,070, respectively	354,681	200,220

TOTAL ASSETS	$382,681	$580,098

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$66,130	$73,131
Accounts payable – related party	-	70,957
Deferred revenue	43,000	17,719
Deposits	673,000	348,000
Related party note payable	314,023	305,916
Total current liabilities	1,096,153	815,723

Long-term deferred revenue	17,000	18,750
Total liabilities	1,113,153	834,473

Members' EQUITY:
Members’ interest	266,121	263,569
Accumulated deficit	(996,593)	(517,944)
Total members' equity	(730,472)	(254,375)

TOTAL LIABILITIES AND MEMBERS' EQUITY	$382,681	$580,098

See accompanying notes to financial statements.

NEW AUG, LLC
STATEMENTS OF OPERATIONS
(UNAUDITED)
	Six Months Ended
	June 30,	June 30,
	2009	2008

Revenue	$82,969	$-

Cost of revenue:
Service delivery & operating costs	54,843	22,760

Total cost of revenue	54,843	22,760

Gross profit (loss)	28,126	(22,760)

Operating expenses:
Selling, general, and administrative	311,712	176,105
Amortization	36,316	-

Total operating expenses	348,028	176,105

Operating loss	(319,902)	(198,165)

Other expense:
Interest expense	(8,107)	-
Net realized loss on investment	(150,640)	-
Total other expense	(158,747)	_

Net loss	$(478,649)	$(198,165)

See accompanying notes to financial statements.

NEW AUG, LLC
STATEMENTS OF CASH FLOWS
(UNAUDITED)
	SIX MONTHS ENDED
	June 30,	June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(478,649)	$(198,865)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	36,316	-
Equity issued for services	2,552	928
Realized loss on sale of marketable securities	150,640	-
Changes in operating assets and liabilities:
Receivables	10,000	(5,000)
Accrued interest	8,107	-
Accounts payable	(7,001)	64,025
Accounts payable – related party	(70,957)	-
Deferred revenue	23,531	10,000
Net cash provided by (used in) operating activities	(325,461)	(128,912)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of marketable securities	152,000	-
Deposits by Modavox on acquisition of assets	325,000	-
Additions to property and equipment	(190,777)	(58,710)
Net cash provided by (used in) investing activities	286,223	(58,710)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from contributed capital	-	203,814
Net cash provided by financing activities	-	203,814

NET CHANGE IN CASH AND CASH EQUIVALENTS	(39,238)	16,192
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	42,238	-
CASH AND CASH EQUIVALENTS, END OF PERIOD	$3,000	16,192

See accompanying notes to financial statements.

NEW AUG, LLC
NOTES TO UNAUDITED FINANCIAL STATEMENTS
For the periods ending June 30, 2009 and 2008

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of New Aug, LLC ("the Company") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s audited financial statements filed with the SEC in this Form 8-K. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. Certain prior year amounts have been reclassified to be consistent with the current period classification.  The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements that would substantially duplicate the disclosures contained in the audited financial statements for fiscal year 2008 as reported in this Form 8-K have been omitted.

NOTE 2 – INVESTMENT IN MARKETABLE SECURITIES

In December 2008, the Company received 200,000 shares of stock in Modavox, Inc. as a deposit against purchase price as outlined in the Asset Purchase Agreement, as amended, between Modavox, Inc. (“Buyer”), New Aug, LLC (“Seller”).   As of December 31, 2008 these shares are classified as trading securities as defined in Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities and are carried at fair value with realized and  unrealized gains and losses included as a component of other income based on the specific identification method. Fair value is determined based on the quoted market price.  As of December 31, 2008, 156,000 shares remained.

During the six months ended June 30, 2009, the Company sold all of the $156,000 for $152,000 resulting in a realized loss of $150,640.

NOTE 3 – RELATED PARTY TRANSACTIONS

Certain members and officers of New Aug, LLC provided services and were compensated as consultants to the Company.  Amounts outstanding to these members as of December 31, 2008 are reflected in related party accounts payable.

NOTE 4 – DEPOSIT LIABILITY

As mentioned in Note 2, the Company received 200,000 shares of Modavox, Inc. stock in December 2008.  Additionally, during the first six months of 2009, the Company received cash advances totaling $325,000. As these amounts represent a deposit against the purchase price as described in the Asset Purchase Agreement, as amended, between Modavox, Inc. (“Buyer”), New Aug, LLC (“Seller”) the value of the shares as of the date received and the cash advances received are recorded as a deposit liability as of June 30, 2009 and December 31, 2008.

NOTE 5 – SUBSEQUENT EVENTS

 On July 14, 2009 (the “Closing Date”), Modavox, Inc. (the "Buyer" or “Modavox”) and New Aug, LLC (the “Seller” or the “Company”), a Delaware limited liability company doing business as Augme Mobile, entered into the Asset Purchase Agreement (“Asset Purchase Agreement”), which Asset Purchase Agreement amended the parties’ previously executed Plan of Reorganization and Stock Purchase Agreement effective as of January 16, 2009 (the “Agreement Date”).  Pursuant to the Asset Purchase Agreement, Modavox acquired, as of the same date, one hundred percent (100%) of the business and assets of New Aug, LLC in exchange for a total of 3,666,667 shares of Modavox common stock, 200,000 shares of which were previously issued to the Company as a non-refundable deposit on the sale pursuant to the parties’ Letter of Intent dated November 24, 2008. In addition, as part of the purchase price, Modavox funded $325,000 in operating cash to fund the Company’s business operations for the period commencing on the agreement date and ending on the Closing Date.